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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                        Contact:      Becky Haight
                                                      Investor Relations
                                                      Pathnet
                                                      877 227-5600
                                                      investor@pathnet.net

                                                      Kye Presley-Dowd
                                                      Media Relations
                                                      Pathnet
                                                      202 295-3286
                                                      kpresleydowd@pathnet.net

                     PATHNET REPORTS SECOND QUARTER RESULTS

WASHINGTON, DC, AUGUST 6, 1999--Pathnet, Inc., a privately-held carrier's carrier of digital telecommunications capacity to under-served and second- and third-tier markets, today announced revenues of $865,000 for the quarter ended June 30, 1999, an 82% increase over 1998 second quarter revenues of $475,000. The majority of the company's revenues for the quarter were derived from telecommunication services, with the remainder coming from construction management services for strategic partners. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were a loss of $5.3 million, essentially flat with a loss of $5.0 million in the year-ago quarter.

"We're very pleased with our recent progress in executing our business plan of bringing needed bandwidth to under-served markets," said president and chief executive officer Richard A. Jalkut. "In terms of developing supply, our recently announced Grand Junction to Albuquerque route provides an excellent example of our strategy of capitalizing on opportunities in smaller markets that have been overlooked. We're also moving forward rapidly on our fiber build from Denver to Chicago and, on the demand side of the equation, we're clearly encouraged by a recently signed memorandum of understanding for $5 million in dark fiber on that route," he added.

The increase in gross plant and equipment for the second quarter of $15.9 million, bringing total plant and equipment acquired to $86.3 million. Depreciation and amortization expenses for the quarter were $1.0 million, compared to $0.1 million for the second quarter 1998.

"We've made excellent progress in recent months," said Robert A. Rouse, Pathnet president of network services. "We now have network available in 18 states with 1,900 additional route miles completed in this quarter alone. We're on schedule with all of our


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network construction and with over 30 interconnection projects into under-served areas."

SECOND QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

 -  Announced 400-mile fiber route from Grand Junction to Albuquerque

 -  Construction initiated on 1,100 mile Denver to Chicago fiber route

 - $5 million memorandum of understanding signed for delivery of dark fiber to a major inter-exchange carrier

 -  Increased total route miles of network completed to 3,900

 -  On target for over 30 city interconnections by end of year 1999

 - Robert A. Rouse, president of network services, and James M. Craig, chief financial officer, joined senior management team

Pathnet is a carriers' carrier providing high capacity, fiber and wireless bandwidth to under-served and second-and third-tier U.S. markets. It provides service to inter-exchange carriers, local exchange carriers, Internet service providers, Regional Bell Operating Companies, cellular operators and resellers. As of June 30, 1999, Pathnet had 3,900 route miles of completed network, 3,800 route miles of network under construction and 7,700 route miles of network under commitment. The company's headquarters are located in Washington, D.C., at 1015 31st Street, NW, Washington, D.C., 20007. For additional information about Pathnet, visit the company Web site at WWW.PATHNET.NET.

THE STATEMENTS MADE BY PATHNET IN THIS PRESS RELEASE MAY BE FORWARD LOOKING IN NATURE. NO ASSURANCE CAN BE GIVEN THAT FUTURE RESULTS WILL BE ACHIEVED; ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD LOOKING STATEMENTS. PATHNET BELIEVES THAT ITS PRIMARY RISK FACTORS INCLUDE, BUT ARE NOT LIMITED TO: SIGNING ADDITIONAL AGREEMENTS WITH PRIVATE NETWORK OPERATORS AND OTHERS; OFFERING SERVICES TO TELECOM SERVICE PROVIDERS; ENTERING INTO PARTNERING ARRANGEMENTS; AND BUILDING A DIGITAL NETWORK. ADDITIONAL INFORMATION CONCERNING THESE AND OTHER POTENTIAL IMPORTANT FACTORS CAN BE FOUND WITHIN PATHNET'S PUBLIC FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. STATEMENTS IN THIS RELEASE SHOULD BE EVALUATED IN LIGHT OF THESE IMPORTANT FACTORS.


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                                  PATHNET, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         FOR THE PERIOD
                                                                        AUGUST 25, 1995
                                          FOR THE THREE MONTHS ENDED    (DATE OF INCEPTION)
                                                    JUNE 30,                TO JUNE 30,
                                          --------------------------   -------------------
                                               1999         1998               1999
                                          ------------  ------------   -------------------
Revenue                                    $    865      $    475          $  3,438
Expenses:
    Cost of revenue                           2,669         3,020            12,868
    Selling, general and administrative       3,508         2,473            21,928
    Depreciation                              1,033           112             2,360
                                           --------      --------          --------
      Total expenses                          7,210         5,605            37,156
                                           --------      --------          --------
Net operating loss                           (6,345)       (5,130)          (33,718)
Interest expense                            (10,061)       (9,868)          (53,318)
Interest income                               3,378         4,488            21,308
Initial public offering costs                    --            --            (1,355)
                                           --------      --------          --------
Other income, net                                72            --               157
                                           --------      --------          --------
      Net loss                             $(12,956)     $(10,510)         $(66,926)
                                           --------      --------          --------
                                           --------      --------          --------
Basic and diluted loss per
    Common share                           $  (4.46)     $  (3.62)         $ (23.07)
                                           --------      --------          --------
                                           --------      --------          --------
Weighted average number of
    Common shares outstanding                 2,905         2,902             2,901
                                           --------      --------          --------
                                           --------      --------          --------

Other Data:
    EBITDA (1)                             $ (5,312)     $ (5,018)         $(31,358)
                                           --------      --------          --------
                                           --------      --------          --------


(1) EBITDA comprises earnings before interest, taxes, depreciation and amortization


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                                  PATHNET, INC.
                           CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT ROUTE MILES)

                                                                            JUNE 30,           DECEMBER 31,
                                                                              1999                 1998
                                                                          ------------         ------------
                                                                           (UNAUDITED)
                                         ASSETS
Cash and cash equivalents                                                 $    133,873         $    57,322
Interest receivable                                                              1,527               3,849
Marketable securities available for sale, at market                             37,139              97,896
Other current assets                                                             1,037               3,412
                                                                          ------------         ------------
     Total current assets                                                      173,576             162,479
Property and equipment, net                                                     83,953              47,971
Deferred financing costs, net                                                    9,981              10,508
Restricted cash                                                                  7,890              10,731
Marketable securities available for sale, at market                             33,608              71,900
Pledged marketable securities held to maturity                                  41,775              61,825
Other Assets                                                                       190                --
                                                                           ------------        ------------
       Total assets                                                        $   350,973         $   365,414
                                                                           ------------        ------------
                                                                           ------------        ------------

                           LIABILITIES, MANDATORILY REDEEMABLE
                   PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DE FICIT)

Accounts payable                                                           $    19,714         $    10,708
Accrued interest                                                                 8,932               8,932
Other current liabilities                                                        1,342                 640
                                                                           ------------        ------------
    Total current liabilities                                                   29,988              20,280
Bonds payable, net of unamortized bond discount of $3,685                      346,417             346,212
Other non-current liabilities                                                      184
Total mandatorily redeemable preferred stock                                    35,970              35,970
Total stockholders' equity (deficit)                                           (61,586)            (37,048)
                                                                           ------------        ------------
       Total liabilities, mandatorily redeemable preferred stoc k and
       stockholders' equity (deficit)                                      $   350,973         $   365,414
                                                                           ------------        ------------
                                                                           ------------        ------------

Selected statistical data:
       Route miles under construction                                           3,800
       Route miles complete                                                     3,900

